EXHIBIT 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-287742, and 333-287744) on Form S-3, the registration statements (Nos. 333-215099 and 333-78803) on Form S-4, and the registration statements (Nos. 333-76625, 333-142831, 333-159465, 333-189028, 333-211815, 333-256932, and 333-287746) on form S-8 of our report dated February 26, 2026, with respect to the consolidated financial statements of EPR Properties and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Chicago, Illinois
February 26, 2026